                                                                   EXHIBIT 10.17



================================================================================


                   AGREEMENT AND PLAN OF BUSINESS COMBINATION


                            DATED AS OF MAY 16, 2003


                                      AMONG


                               NARA BANCORP, INC.,

                              NARA BANK, N.A., AND

                                   ASIANA BANK


================================================================================

                                TABLE OF CONTENTS

                                                                                                           PAGE NO.
                                                                                                           --------

ARTICLE 1             DEFINITIONS................................................................................2

ARTICLE 2             THE MERGER.................................................................................8

         Section 2.1.          The Merger........................................................................8
         Section 2.2.          Conversion of Asiana Common Stock; Exchange Procedures............................9
         Section 2.3.          Treatment of Asiana Stock Options................................................11
         Section 2.4.          Treatment of Asiana Warrants.....................................................11
         Section 2.5.          The Closing......................................................................11
         Section 2.6.          Revision of Transaction..........................................................12
         Section 2.7.          Intent to Qualify as Reorganization; No Representations by the Bank..............12
         Section 2.8.          Additional Actions...............................................................12

ARTICLE 3             REPRESENTATION AND WARRANTIES OF ASIANA BANK..............................................13

         Section 3.1.          Organization, Standing and Power.................................................13
         Section 3.2.          Capital Structure................................................................13
         Section 3.3.          Interests in Other Entities......................................................14
         Section 3.4.          Authority and Related Matters....................................................14
         Section 3.5.          Voting and Warrant Termination Agreement.........................................14
         Section 3.6.          Conflicts........................................................................15
         Section 3.7.          Consents.........................................................................15
         Section 3.8.          Financial Statements.............................................................15
         Section 3.9.          Regulatory Filings and Agreements................................................15
         Section 3.10.         Undisclosed Liabilities..........................................................16
         Section 3.11.         Loans, Classified and OLEM Assets, Reserves and Certain Other Assets.............16
         Section 3.12.         Investment Securities; Derivatives...............................................17
         Section 3.13.         Absence of Certain Changes or Events.............................................18
         Section 3.14.         Compliance with Applicable Laws..................................................18
         Section 3.15.         Litigation and Other Disputes....................................................18
         Section 3.16.         Administration of Fiduciary Accounts.............................................18
         Section 3.17.         Taxes............................................................................19
         Section 3.18.         Certain Agreements...............................................................22
         Section 3.19.         Employees and Employee Benefit Plans.............................................23
         Section 3.20.         Properties.......................................................................25
         Section 3.21.         Environmental....................................................................25
         Section 3.22.         Intellectual Property............................................................26
         Section 3.23.         Capitalization...................................................................26
         Section 3.24.         CRA..............................................................................26
         Section 3.25.         Fairness Opinion.................................................................26
         Section 3.26.         Tax Free Reorganization..........................................................26
         Section 3.27.         Brokers..........................................................................26

         Section 3.28.         Hearing Notice, Information Statement and Registration Statement.................26
         Section 3.29.         Disclosure of All Material Matters...............................................27

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF THE BANK AND PARENT.....................................28

         Section 4.1.          Organization, Standing and Power.................................................28
         Section 4.2.          Authority and Related Matters....................................................28
         Section 4.3.          Conflicts........................................................................29
         Section 4.4.          Consents.........................................................................29
         Section 4.5.          SEC Documents; Parent Financial Statements.......................................30
         Section 4.6.          Regulatory Filings and Agreements................................................30
         Section 4.7.          Absence of Certain Changes or Events.............................................31
         Section 4.8.          Hearing Notice and Information Statement; Registration Statement.................31
         Section 4.9.          Tax Free Reorganization..........................................................31

ARTICLE 5             ADDITIONAL AGREEMENTS.....................................................................31

         Section 5.1.          Discussions with Third Parties...................................................31
         Section 5.2.          Shareholder Approval by Asiana...................................................33
         Section 5.3.          Access and Confidentiality.......................................................33
         Section 5.4.          Prosecution of Regulatory Filings; Cooperation...................................36
         Section 5.5.          Advice of Changes................................................................36
         Section 5.6.          Interim and Annual Financial Statements..........................................37
         Section 5.7.          Conduct of Business..............................................................37
         Section 5.8.          Certain Operating Covenants......................................................38
         Section 5.9.          Conforming Accounting and Reserve Policies; Restructuring Matters................40
         Section 5.10.         Covenants Regarding Employees, Directors and Officers............................40
         Section 5.11.         Tax-Free Reorganization..........................................................41
         Section 5.12.         Fairness Hearing and Permit; Registration Statement..............................41
         Section 5.13.         Nasdaq Listing...................................................................42
         Section 5.14.         Indemnification of Directors and Officers........................................43
         Section 5.15.         Appointment to Board of Directors................................................43

ARTICLE 6             CONDITIONS TO CLOSING.....................................................................43

         Section 6.1.          Conditions to Obligations of all Parties.........................................43
         Section 6.2.          Conditions to the Obligations of Parent and Bank.................................44
         Section 6.3.          Conditions to the Obligations of Asiana..........................................46

ARTICLE 7             TERMINATION; TERMINATION FEE..............................................................46

         Section 7.1.          By Mutual Agreement..............................................................47
         Section 7.2.          Regulatory Impediment............................................................47
         Section 7.3.          By the Bank and Parent...........................................................47

         Section 7.4.          By Asiana........................................................................47
         Section 7.5.          Termination Fee..................................................................48
         Section 7.6.          Effect of Termination; Remedies..................................................48

ARTICLE 8             MISCELLANEOUS.............................................................................48

         Section 8.1.          Rules of Construction............................................................48
         Section 8.2.          Publicity........................................................................49
         Section 8.3.          Notices..........................................................................50
         Section 8.4.          Entire Agreement.................................................................50
         Section 8.5.          Benefits; Binding Effect; Assignment and Designation.............................50
         Section 8.6.          Waiver...........................................................................50
         Section 8.7.          No Third Party Beneficiary.......................................................50
         Section 8.8.          Severability.....................................................................51
         Section 8.9.          Counterparts.....................................................................51
         Section 8.10.         Applicable Law; Consent to Jurisdiction..........................................51
         Section 8.11.         Waiver of Jury Trial.............................................................51

EXHIBITS

Exhibit A       Form of Voting and Warrant Termination Agreement

Exhibit B       Form of Severance Waiver Agreement (Seong-Hoon Hong)

Exhibit C       Form of Affiliate Agreement

Exhibit 6.2(g)  Form of Noncompetition and Nonsolicitation Agreement

Exhibit 6.2(j)  Matters to be covered in legal opinion of Bingham McCutchen LLP

                   AGREEMENT AND PLAN OF BUSINESS COMBINATION

         THIS AGREEMENT AND PLAN OF BUSINESS COMBINATION, dated as of May 16, 2003, is made by and among Nara Bancorp, a Delaware corporation ("Parent"), Nara Bank, N.A., a national banking association and wholly-owned subsidiary of Parent (the "Bank"), and Asiana Bank, a California banking corporation ("Asiana").

                                    RECITALS

         A. The respective Boards of Directors of the Parties have each unanimously approved this Agreement and believe it is in the best interests of their respective corporations and shareholders that the Bank acquire Asiana through a two-stage transaction involving the merger of a newly-formed subsidiary of the Bank into Asiana, followed by the merger of Asiana with and into the Bank (as more fully defined in Section 2.1, the "Merger"). The Board of Directors of Asiana has received a fairness opinion from Fox-Pitt, Kelton Inc. relating to the Merger.

         B. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, with respect to the Merger, this Agreement shall constitute a plan of reorganization pursuant to
Section 368 of the Code.

         C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of Asiana shall be converted into the right to receive shares of Parent Common Stock valued at $8,000,000 in the aggregate (subject to adjustment as set forth herein).

         D. The Parties intend that Mr. Chong-Moon Lee will be appointed, effective upon completion of the Merger or as soon as reasonably practicable thereafter, as a director of Parent and Chairman of its Board of Directors.

         E. Concurrently with the execution of this Agreement, (i) Messrs. Chong-Moon Lee and certain directors of Asiana have entered into agreements to vote their respective shares of Asiana in favor of the Merger and the transactions contemplated by this Agreement, and certain other agreements, in the form attached hereto as Exhibit A (the "Voting and Warrant Termination Agreement") and (ii) Mr. Seong-Hoon Hong shall have entered into an agreement in the form attached hereto as Exhibit B pursuant to which he will agree to waive receipt of any severance or similar compensation or benefits, or other consideration owing to him as a result of the acceleration of any stock option, previously vested stock option, or other equity incentive grant, arising out of or resulting from the Merger or any of the transactions contemplated by this Agreement.

         F. The Parties intend that (i) the total amount payable to current or former directors, employees or consultants of Asiana arising as a result of the Merger or the transactions contemplated under this Agreement (payable at any time, whether before, at or after the Closing), including without limitation severance or termination pay, acceleration of amounts owing under any employment contract, arrangement or bonus, or payments to be made due to acceleration or termination of any stock option, restricted stock grant or stock appreciation right, and (ii) the reasonable estimated cost of closing Asiana's branch office located in Sunnyvale, California following the Merger, including termination of the associated lease and writedown of equipment and property used in the facility (all such amounts are referred to herein as the "Closing Costs") will not exceed $700,000 in the aggregate, and if the Closing Costs exceed such amount the excess will be a deduction from the Aggregate Merger Consideration.

         G. The Parties intend that the legal, accounting, consulting and investment banking fees and expenses (including those relating to issuance of a fairness opinion) incurred by Asiana in connection with the Merger and the transactions contemplated under this Agreement (all such amounts are referred to herein as the "Closing Expenses") will not exceed $200,000 in the aggregate, and if the Closing Expenses exceed such amount the excess will be a deduction from the Aggregate Merger Consideration.

         H. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Article 1:

         "Aggregate Merger Consideration" shall mean $8,000,000 (a) plus cash received by Asiana after the date of this Agreement upon exercise of any Asiana Stock Option or warrant exercisable for Asiana Common Stock which is outstanding on the date of this Agreement, (b) less any amounts paid by Asiana after the date of this Agreement in consideration of the cancellation or surrender of warrants exercisable for Asiana Common Stock (but not stock options), (c) less the amount by which the estimate of Closing Costs exceeds $700,000 as of the Closing Date as set forth in the Closing Schedule delivered pursuant to Section 6.2(h), and (d) less the amount by which the estimate of Closing Expenses exceeds $200,000 as of the Closing Date as set forth in the Closing Schedule delivered pursuant to Section 6.2(h).

         "Agreement" means this Agreement and Plan of Business Combination, including the Disclosure Schedule and all Exhibits hereto, as the same may be hereafter amended.

         "Asiana" means Asiana including, unless the context clearly indicates otherwise, all direct and indirect subsidiaries of Asiana as of the applicable time.

         "Asiana Common Stock" means the common stock of Asiana, no par value per share.

         "Asiana Governmental Approvals" means the approvals listed on Disclosure Schedule Section 3.7.

         "Asiana 2002 Financial Statements" means Asiana's audited balance sheet, income statement, cash flow statement and statement of shareholders' equity, with footnotes, prepared in accordance with GAAP, as at December 31, 2002 and for the year then ended, as audited by Asiana's independent auditors.

         "Asiana Interim Balance Sheet" means Asiana's unaudited balance sheet, prepared in accordance with GAAP, as at March 31, 2003.

         "Asiana Interim Financial Statements" means Asiana's unaudited balance sheet, income statement and cash flow statement, prepared in accordance with GAAP, as at March 31, 2003 and for the three months then ended.

         "Asiana Shareholder" means a holder of Asiana Common Stock as of the relevant time.

         "Asiana Stock Option Plan" shall mean the Asiana 2002 Stock Incentive Plan.

         "Asiana Stock Options" shall mean options to acquire Asiana Common Stock issued under the Asiana Stock Option Plan.

         "Average Parent Closing Price" shall mean the average of the closing trading prices of Parent's Common Stock on the Nasdaq National Market System for the twenty (20) consecutive trading days ending two (2) trading days prior to the Effective Time, with such average to be determined on a daily volume-weighted average basis.

         "Balance Sheet Date" means March 31, 2003.

         "Bank" means Nara Bank, N.A., a national banking association.

         "Bank Governmental Approvals" means the approvals listed on Disclosure Schedule Section 4.4.

         "Bank Regulators" means any and all Federal or state Governmental Entities charged with the supervision or regulation of banks, bank holding companies or industrial loan companies, or engaged in the insurance of bank deposits.

         "Benefit Plan" means any employee benefit plan (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the applicable entity.

         "Borrower Group Obligations" means all loans from Asiana to, and other obligations to Asiana of, (a) the applicable borrower, (b) all guarantors of such borrower, and (c) all affiliates and associates of such borrower and guarantors.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required by Law to be closed.

         "Classified Asset" means (a) any loan or lease asset that is classified on the books and records of the applicable entity as "Substandard", "Doubtful" or "Loss", and (b) any property classified on the books and records of the applicable entity as OREO.

         "Closing" means the closing of the Interim Merger, to be held on the Closing Date at a location fixed pursuant to Section 2.2.

         "Closing Costs" shall have the meaning given that term in Recital "F" to this Agreement.

         "Closing Date" means the date as of which the Closing of the Interim Merger occurs, as the same may be fixed pursuant to Section 2.2.

         "Closing Expenses" shall have the meaning given that term in Recital "G" to this Agreement.

         "Closing Schedule" shall have the meaning given that term in Section 6.2(h).

         "Consent Order" means, collectively, (a) that certain Consent Order, FDIC-02-B, dated May 3, 2002, between Asiana and the FDIC, and (b) that certain Final Order (Financial Code Section 1913) dated May 13, 2002, between Asiana and the California Commissioner of Financial Institutions.

         "Criticized Asset" means any Classified Asset and any other loan or lease asset of the applicable Party classified on the books and records of the applicable Party as "Other Loans Especially Mentioned", "Special Mention", "Classified", Criticized", "Credit Risk Assets", "Concerned Loans" or by words of similar import.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Disclosure Schedule" means, collectively, the two schedules delivered prior to the execution of this Agreement by, respectively, Asiana and the Bank to one another, as supplemented hereafter from time to time by the applicable Party in accordance with Section 5.5.

         "Dissenting Asiana Shares" means all shares of Asiana Common Stock whose holders have perfected dissenters' rights under Section 1300 et seq. of the California Corporations Code or, if applicable, 12 USC Section 215a.

         "Effective Time" means the time as of which the Interim Merger is deemed to have become effective.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means U.S. Stock Transfer Corporation, or another banking institution, corporate trust company or entity regularly engaged in a stock transfer business that Parent shall appoint, after consultation with Asiana, to act as exchange agent hereunder.

         "Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration divided by (y) the product of the Average Parent Closing Price and the number of outstanding shares of Asiana Common Stock at the Effective Time.

         "Excluded Shares" means each share of Asiana Common Stock or any other capital stock of Asiana which, as of the Effective Time, is (i) owned by Bank or any subsidiary or parent of Bank, or Asiana or any subsidiary of Asiana, other than shares owned in a fiduciary capacity or as a result of debts previously contracted; or (ii) held in the treasury of Asiana.

         "Expenses" means all legal, accounting, consulting, investment banking and other fees and expenses incurred by the applicable Party in connection with the Merger (including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Final Approval Date" means the later of (a) the first date on which all Governmental Approvals have been received, and (b) the date on which the Asiana Shareholders approve the Merger.

         "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied.

         "Governmental Approval" means the approval of, or effectiveness of a filing or registration with, a Governmental Entity necessary or desirable for the consummation of the Merger (including the expiration of any waiting period imposed thereby), including the Asiana Governmental Approvals and the Bank Governmental Approvals.

         "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

         "Group" means, individually and collectively, (i) Asiana, and (ii) any individual, trust, corporation, partnership or any other entity as to which Asiana is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

         "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

         "Interim Merger" means the Merger of Merger Sub with and into Asiana, as more particularly described in Section 2.1.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Law" means any statute, law, ordinance, rule or regulation of any Governmental Entity that is applicable to the referenced Person.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such Person (including such an effect caused indirectly through any of its subsidiaries), or on the ability of such Person to consummate the Merger on the terms hereof; provided, however, that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, RAP, or a change with respect to, or effect on, such Person resulting from any other matter having a comparable effect on financial institutions or their holding companies generally.

         "Merger" means the merger of Asiana with and into Bank, as more particularly described in Section 2.1. Reference to the Merger includes reference to the Interim Merger, unless the context otherwise requires.

         "Monthly Financial Statements" shall have the meaning given that term in Section 5.6.

         "Merger Sub" means a wholly-owned subsidiary of the Bank formed for the purpose of effecting the Merger.

         "OLEM Asset" means any loan or lease asset of the applicable entity classified on the books and records of the applicable entity as "Other Loans Especially Mentioned", "Special Mention", "Criticized", "Credit Risk Assets", "Concerned Loans" or by words of similar import.

         "OREO" means real property (i) acquired by the applicable entity, in the ordinary course of the applicable entity's banking business, through purchase at a foreclosure sale conducted on a lien in favor of the applicable entity (or a comparable sale by a trustee under a deed of trust) or by acceptance of a deed in lieu of foreclosure or (ii) any asset of the applicable entity classified as "in-substance foreclosure" on the books and records of the applicable entity.

         "Parent" means Nara Bancorp, Inc.

         "Parent Common Stock" means the voting common stock, $.001 par value per share, of Parent.

         "Party" or "Parties" means Parent, the Bank and Asiana.

         "Per Share Merger Consideration" shall have the meaning given that term in Section 2.2(a).

         "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

         "Post-Closing Period" means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.

         "Pre-Closing Period" means any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

         "Principal Shareholder" means a holder of five percent (5%) or more of the outstanding common stock of the referenced entity.

         "Qualifying Strategic Transaction Proposal" shall have the meaning given that term in Section 5.1(b).

         "RAP" means Regulatory Accounting Principles, as interpreted by the applicable entity's principal Federal Bank Regulator.

         "Records" means all books, records and original documents in Asiana's possession which pertain to and are utilized by Asiana or any of its subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all books, records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the business of Asiana or any of its subsidiaries.

         "Registration Statement" shall have the meaning given that term in
Section 5.12(b).

         "Regulatory Agreement" means any regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, commitment letter or similar undertaking to, any extraordinary supervisory letter from, any Bank Regulator.

         "Representatives" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

         "Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents", with respect to a Party, means each report, schedule, form, statement or other document filed with the SEC by such Party pursuant to
Section 12 or 13(a) of the Exchange Act and the rules and regulations thereunder.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Strategic Transaction" means any acquisition or purchase of all or a significant (i.e., more than 20%) portion of the assets of, or a more than 20% equity interest in, Asiana, or any merger or other business combination involving Asiana or any recapitalization involving Asiana resulting in an extraordinary dividend or distribution to Asiana Shareholders or a self-tender for or the redemption of some or all of the Asiana Common Stock.

         "Strategic Transaction Proposal" means any proposal regarding a Strategic Transaction.

         "Tax" or "Taxes" means, except where the context otherwise requires, all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

         "Treasury Regulations" means the temporary and final regulations issued by the U.S. Treasury Department under the Code.

         "Violation" means a conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit under, or creation of any lien, pledge, security interest, charge or other encumbrance on assets under, the referenced Law, organic document, agreement or other instrument, in each case with or without notice or lapse of time, or both.

                                   ARTICLE 2
                                   THE MERGER

         Section 2.1. The Merger.

                  (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Asiana in accordance with Section 1108 of the California Corporation Code by the filing with the Secretary of State of California of an Agreement of Merger (the 'Short-Form Merger Agreement") in form and substance reasonably acceptable to the Parties and their counsel (the "Interim Merger"). Upon effectiveness of the Interim Merger, (i) the corporate existence of Merger Sub shall be merged into Asiana, and Asiana shall be the surviving corporation and shall continue its corporate existence under the laws of the State of California, (ii) each share of Merger Sub Common Stock which is outstanding immediately prior to such time shall be converted into one share of Asiana Common

Stock, in accordance with such statute and each share of Asiana Common Stock shall be converted into the right to receive the consideration described in
Section 2.2(a), and (iii) the Articles of Incorporation and By-laws of Asiana, as in effect immediately prior to the Effective Time, shall remain the Articles of Incorporation and By-laws of Asiana, as the surviving corporation of the Interim Merger, until thereafter amended in accordance with applicable law.

                  (b) As soon as practicable following the Interim Merger, Asiana shall be merged with and into the Bank in accordance with Section 215a of Title 12 of the United States Code by the filing with the Comptroller of the Currency an Agreement of Merger in form and substance reasonably acceptable to the Parties and their counsel (together with the Interim Merger, the "Merger"). Upon effectiveness of such filing, (i) the corporate existence of Asiana shall be merged into the Bank, and the Bank shall be the surviving corporation and shall continue its corporate existence under the laws of the United States of America, (ii) each share of Asiana Common Stock which is outstanding immediately prior to such time shall be converted into one share of Bank Common Stock, and
(iii) the Articles of Association and By-laws of the Bank, as in effect immediately prior to the Effective Time, shall remain the Articles of Association and By-laws of the Bank, as the surviving corporation of the Merger, until thereafter amended in accordance with applicable law.

         Section 2.2. Conversion of Asiana Common Stock; Exchange Procedures.

                  (a) Conversion of Asiana Common Stock. At the Effective Time, each share of Asiana Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting Asiana Shares and Excluded Shares, shall, by virtue of the Interim Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon surrender of the certificate formerly representing such share of Asiana Common Stock, that number of shares of Parent Common Stock equal to the Exchange Ratio (the "Per Share Merger Consideration"). Neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued, and each Asiana Shareholder who otherwise would have been entitled to a fraction of a share of Parent Common Stock at the Effective Time shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such Asiana Shareholder would otherwise be entitled to receive by the Average Parent Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

                  (b) Reservation of Shares. Prior to the Effective Time, the Board of Directors of Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to Asiana shareholders in accordance herewith.

                  (c) Cancellation of Shares. All shares of Asiana Common Stock converted into the right to receive the Per Share Merger Consideration shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Per Share Merger Consideration into which the shares of Asiana Common Stock represented by such certificate have been converted. As of the Effective Time, all Excluded

Shares shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.

                  (d) Dissenting Asiana Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Asiana Shares shall not be converted into the right to receive, or be exchangeable for, the Per Share Merger Consideration provided for in Section 2.2(a) hereof, but, instead, the holders thereof shall be entitled to payment, by the Bank on behalf of Asiana, of the value of such Dissenting Asiana Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the California Corporations Code or 12 USC
Section 215a to the extent applicable.

                  (e) Exchange Procedures.

                           (i) As soon as practicable after the Effective Time
but in no event later than five (5) Business Days after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Asiana Common Stock at the Effective Time a letter of transmittal for use in exchanging shares of Asiana Common Stock for the Per Share Merger Consideration. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent. After the Effective Time, each holder of a certificate of shares of Asiana Common Stock (a "Certificate") that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.2(a).

                           (ii) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent or Parent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent or Parent may reasonably require.

                           (iii) Each outstanding Certificate, other than those
representing Dissenting Shares, shall until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

                           (iv) At the Effective Time, Asiana shall deliver a
certified copy of a list of its shareholders to the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of Asiana and, if such Certificates are presented to Asiana for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. Parent shall not be obligated to deliver any merger consideration to any holder of Asiana Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Parent Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Parent Common Stock, at which time such dividends on whole shares of Parent Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Asiana Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Asiana to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent or the Exchange Agent shall be entitled to deposit any merger consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                           (v) If any merger consideration is to be issued to a
person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Parent or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

                           (vi) In the event any Certificate shall have been
lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Parent or the Exchange Agent an affidavit stating such fact, in form reasonably satisfactory to Parent, and, at Parent's discretion, a bond in such reasonable sum as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent or Asiana or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

         Section 2.3. Treatment of Asiana Stock Options. As soon as practicable following the date of this Agreement, Asiana, its Board of Directors or, if appropriate, any committee of the Board of Directors of Asiana administering the Asiana Stock Option Plan shall take such action, and Asiana shall obtain all such agreements and consents, if any, as may be required to effect the provisions of this Section 2.3 so that as of the Effective Time each outstanding Asiana Stock Option shall be cancelled and the value thereof paid out in cash to the holders, except as may otherwise be provided in separate agreements entered into by any holder of options under the Asiana Stock Option Plan.

         Section 2.4. Treatment of Asiana Warrants. Asiana represents that all warrants to purchase Asiana Common Stock issued by it have expired by their terms before the date of this Agreement, will have expired before July 1, 2003, or will have been canceled or surrendered by their holders before Closing. Asiana shall cause any warrants outstanding on the date of this Agreement and not expired before the Closing to be canceled or surrendered before the Closing.

         Section 2.5. The Closing. Unless the Parties shall mutually fix another date, the Closing Date shall be on such Business Day as the Bank shall select that is not more than five Business Days after the Final Approval Date or such later date on which the latest to occur of the conditions set forth in Section
6.1 is satisfied. Subject to the fulfillment or waiver of those conditions and the other conditions set forth in Article 6, the Closing of the Merger shall take place at the offices of Bank's counsel in Los Angeles, California as of the close of business on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         Section 2.6. Revision of Transaction. After consultation with Asiana and with Asiana's consent, which consent shall not unreasonably be delayed, conditioned or withheld, the Bank shall have the right to change the method of effecting the Merger (including without limitation the provisions of this Article 2), to the extent permitted by applicable law and to the extent it deems such change to be desirable, provided, however, that no such change shall (a) alter or change the amount or kind of the Aggregate Merger Consideration or Per Share Merger Consideration, (b) diminish the benefits to be received by the directors, officers or employees of Asiana as set forth in this Agreement or in any agreements involving the Parties made in connection with this Agreement, (c) materially impede or delay the consummation of the Merger, or increase the risk that it will be consummated or diminish the likelihood that Governmental Approvals will be received, or (d) adversely affect the tax treatment of Asiana shareholders as a result of receiving the Per Share Merger Consideration; provided further, that the Bank agrees that it will pay any and all additional transaction costs associated with such change. The Bank may exercise this right of revision (after consulting with Asiana and obtaining Asiana's consent) by giving written notice thereof in the manner provided in Section 8.3 of this Agreement.

         Section 2.7. Intent to Qualify as Reorganization; No Representations by the Bank. Section 2.8. The Parties intend to adopt this Agreement and the Merger as a reorganization under Section 368(a) of the Code. However (unless required by applicable law in connection with the Registration Statement), none of the Bank, Parent, or any attorney, accountant or other advisor of the Bank or Parent (including without limitation Morrison & Foerster LLP) has made, or makes, any representations or warranties to Asiana, any holder of Asiana stock, options, warrants or indebtedness or any other Person regarding the Tax treatment of the Merger and any other transactions contemplated by this Agreement, whether the Merger will qualify as reorganization under Section 368(a) of the Code, or any of the Tax consequences to any Person of this Agreement, the Merger or any of the transactions contemplated hereby or thereby, and Asiana acknowledges that it is relying solely on its own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement. Asiana understands that it and each other Person (and not the Bank) shall be responsible for such Person's Tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

         Section 2.8. Additional Actions. If, at any time after the Effective Time, the Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Bank its right, title or interest in, to or under any of the rights, properties or assets of Asiana or (b) otherwise carry out the purposes of this Agreement, Asiana hereby grants to the Bank an irrevocable power of attorney, to be effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Bank and otherwise carry out the purposes of this Agreement, and the officers and directors of the Bank are authorized in the name of Asiana to take any and all such action.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF ASIANA BANK

         Asiana represents and warrants as follows, except as specifically disclosed in the Disclosure Schedule:

         Section 3.1. Organization, Standing and Power. Asiana is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The deposit accounts of Asiana are insured by the FDIC through the Bank Insurance Fund, and all premiums and assessments required in connection therewith have been paid by Asiana as the same have become due, and Asiana has no current or future liability (whether contingent or fixed) to the FDIC Savings Association Insurance Fund or any predecessor thereto for "exit fees" or otherwise, and no current or future liability (whether contingent or fixed) to the Bank Insurance Fund for "entrance fees." Asiana has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Asiana. Copies of the Articles of Incorporation and By-Laws of Asiana, including all amendments thereto as of the date of this Agreement, have been delivered to the Bank and are complete and correct. The minute books of Asiana accurately reflect in all material respects all corporate actions held or taken by Asiana Shareholders and Asiana's Board of Directors, including all committees of such Board of Directors.

         Section 3.2. Capital Structure.

                  (a) Capital Stock of Asiana. As of the date hereof, the authorized capital stock of Asiana consists of 20,000,000 shares of Asiana Common Stock, no par value, of which 958,108 shares are issued and outstanding, and 20,000,000 shares of preferred stock, no par value, none of which are issued or outstanding. No shares are held in treasury by Asiana, and no shares are reserved for future issuance. All outstanding shares of Asiana Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of Asiana Common Stock have been offered, issued and sold by Asiana in compliance with applicable federal and state securities laws and regulations and in compliance with any preemptive right held by any Person. There are no dividends which have accrued or been declared but are unpaid on the Asiana Common Stock. Asiana has no contractual obligation to register any shares of Asiana Common Stock under the Securities Act. Asiana has delivered to the Bank a true and correct list of all holders of Asiana Common Stock as of April 21, 2003.

                  (b) Other Securities. As of the date hereof, (i) 300,000 shares of Asiana Common Stock are reserved for issuance under the Asiana Stock Option Plan, of which 246,297 shares of Asiana Common Stock are issuable upon the exercise of options granted thereunder, and (ii) 314,376 shares of Asiana Common Stock are or were issuable upon the exercise of warrants, subject to prior expiration of warrants and to Asiana's obligations under Section 2.4. Except as set forth in the immediately preceding sentence, there are no options, warrants, calls, rights, commitments or agreements of any character, including any stock option or equity incentive plan, outstanding or in existence as of the date hereof to which Asiana is a party or by which Asiana is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Asiana or obligating Asiana to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Asiana to repurchase, redeem or otherwise acquire any shares of capital stock of Asiana. There are no bonds, debentures, notes or other instruments evidencing indebtedness of Asiana issued or outstanding that entitle the holders thereof to vote on any matters on which Asiana Shareholders may vote.

         Section 3.3. Interests in Other Entities. Asiana has no subsidiaries and does not otherwise hold more than 1% of the outstanding equity securities of any corporation or other entity, is not a member of any partnership, joint venture or similar entity or collectivity, and is not a party to any partnership agreement or joint venture agreement, however named. Asiana does not hold any "Acquisition, Development and Construction" loans, as that term is used under GAAP. Asiana holds no shares of Parent Common Stock, other than any Parent Common Stock owned in a fiduciary capacity or as a result of debts previously contracted.

         Section 3.4. Authority and Related Matters. Subject only to the approvals of the holders of Asiana Common Stock as specified in the immediately following sentence and the receipt of all required Governmental Approvals, Asiana (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), and (b) has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Merger) by all necessary corporate action on the part of Asiana's Board of Directors. The only vote of the holders of any class or series of Asiana's securities necessary to approve this Agreement or the consummation of the Merger is the affirmative vote of the holders of a majority (two-thirds if 12 USC Section 215a is determined to be applicable) of the outstanding shares of Asiana Common Stock entitled to vote thereon approving the Merger. No other corporate proceedings on the part of Asiana not heretofore taken are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Asiana and, subject to such approval by the Asiana Shareholders and all required Governmental Approvals, and assuming due authorization, execution and delivery by the Bank and Parent, constitutes the valid and binding obligation of Asiana, enforceable in accordance with its terms subject only to laws regarding conservatorship, receivership, bankruptcy, insolvency, reorganization, moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

         Section 3.5. Voting and Warrant Termination Agreement. Each Director of Asiana has executed and delivered to the Bank, and Asiana has executed and delivered to the Bank, a valid and binding Voting and Warrant Termination Agreement in the form of Exhibit A, whereby each such Person has, among other things, irrevocably agreed to vote all shares of Asiana Common

Stock directly or beneficially owned by such Person (including shares held as community property) or over which such Person has voting control, in favor of the Merger.

         Section 3.6. Conflicts. The execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any conflict with or violation of any provision of the Articles of Incorporation or By-laws of Asiana. Except as set forth on Disclosure Schedule Section 3.6 and assuming that Asiana will obtain or make the consents, approvals, orders, authorizations, registrations, declarations and filings included among the Asiana Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Merger will not result in any violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit under any Law or under any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to Asiana or its properties or assets which violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit could reasonably be expected to have a Material Adverse Effect on Asiana.

         Section 3.7. Consents. Except as disclosed on Disclosure Schedule
Section 3.7 (collectively, the "Asiana Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with Asiana's execution and delivery of this Agreement or its consummation of the Merger, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on Asiana or materially interfere with Asiana's ability to consummate the Merger.

         Section 3.8. Financial Statements. Asiana has provided to the Bank the Asiana Interim Financial Statements, the Asiana 2002 Financial Statements, audited by Perry-Smith LLP, as well as audited financial statements for Asiana for the years ended December 31, 2001 and December 31, 2000. The Asiana Interim Financial Statements, the Asiana 2002 Financial Statements and the prior two years' audited financial statements comply, in all material respects, with applicable accounting requirements and have been prepared in accordance with GAAP subject, in the case of the Asiana Interim Financial Statements, to recurring audit adjustments normal in nature and amount, comply with the applicable accounting requirements and fairly present the financial position of Asiana (consolidated with any subsidiaries then in existence) as of the dates thereof and the results of its operations and cash flows for the periods then ended. The Records of Asiana have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Asiana has not since its inception been required to file any report, schedule, registration statement or proxy with the FDIC pursuant to the Exchange Act.

         Section 3.9. Regulatory Filings and Agreements. Asiana has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with any Bank Regulator as to which a failure to file the same could reasonably be expected to have a Material Adverse Effect on Asiana, including any such report or statement required to be filed pursuant to the Laws of the United States (including regulations of the FDIC and the Board of Governors of the Federal

Reserve) or the State of California (including the California Department of Financial Institutions), and has paid all fees and assessments due and payable in connection therewith. Except as set forth on Disclosure Schedule Section 3.9, and except for normal examinations conducted by a Bank Regulator in the regular course of the business of Asiana, no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of Asiana, has threatened to initiate any proceeding or investigation, into the business or operations of Asiana. Except as set forth on Disclosure Schedule Section 3.9 and with the exception of the Consent Order, Asiana is not a party to or subject to, and has not been a party to or subject to, any Regulatory Agreement with or from, and has not adopted any board resolutions at the request of, any Bank Regulator that restricts the conduct of Asiana's business or in any manner relates to its business or financial condition, including without limitation its capital adequacy, credit policies, loan origination practices, Bank Secrecy Act compliance, or management. To the knowledge of Asiana, no Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. With the exception of the matters referenced in the Consent Order, there is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examination of Asiana. Asiana has not received written notice from either the FDIC or California Department of Financial Institutions that it has failed to comply in any material respect with any of its obligations under the Consent Order and is not aware of any instances of such non-compliance.

         Section 3.10. Undisclosed Liabilities. Except as and to the extent reflected on the Asiana Interim Balance Sheet, Asiana does not have any material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into, or any state of facts existing, on or before the Balance Sheet Date and which would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, other than (a) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the Asiana Interim Financial Statements, all of which are set forth on Disclosure Schedule Section
3.10 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Asiana and (b) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

         Section 3.11. Loans, Classified and OLEM Assets, Reserves and Certain Other Assets.

                  (a) All currently outstanding loans of, or current extensions of credit by, Asiana (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder and applicable loan policies of Asiana, except (i) for such changes to the circumstances of the obligor thereunder or the collateral occurring subsequent to the origination thereof or (ii) where the failure to so comply would not result in a Material Adverse Effect on Asiana. To Asiana's knowledge (which shall include the actual knowledge of each loan officer responsible for a Loan), the Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding of law or in equity) and the availability of equitable remedies. To Asiana's knowledge (which shall include the actual knowledge of each loan officer responsible for a Loan), there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Records of Asiana. No claims of defense as to the enforcement of any Loan have been asserted against Asiana for which there is a reasonable possibility of an adverse determination, and Asiana is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Asiana. None of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing.

                  (b) As of the Balance Sheet Date, the only assets of Asiana that were (a) Classified Assets or OLEM Assets on Asiana's Records, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Classified Assets or OLEM Assets, are those listed on Disclosure Schedule
Section 3.11(b) hereto (which Disclosure Schedule Section identifies the asset by loan number or other designation and sets forth the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by Asiana are in accordance with RAP, and are consistently applied. Disclosure Schedule Section 3.11(b) hereto further sets forth all loans of Asiana outstanding as of the date hereof (whether or not they are Classified Assets, OLEM Assets or are otherwise in default) to any director, executive officer or Principal Shareholder of Asiana, or to Asiana's knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

                  (c) Asiana currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which complies in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any Governmental Authority having jurisdiction with respect to Asiana.

         Section 3.12. Investment Securities; Derivatives. Disclosure Schedule
Section 3.12 describes all of the investment securities (including mortgage backed securities) owned by Asiana as of March 31, 2003. Since December 31, 1999, Asiana has not engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments. To the knowledge of Asiana, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan held by Asiana, would be a Classified Asset or OLEM Asset. The financial position of Asiana under or with respect to each such instrument has been reflected in the Records of Asiana in accordance with GAAP, and each such derivative security was entered into as a hedge against financial risks then inherent in Asiana's assets, liabilities and commitments.

         Section 3.13. Absence of Certain Changes or Events. Since December 31, 2002, (a) Asiana has not suffered or undergone any Material Adverse Effect, and
(b) Asiana has carried on its business in the ordinary and usual course consistent with its past practices. Except as disclosed on Disclosure Schedule
Section 3.13 or as permitted by Section 5.8(j), between December 31, 2002 and the date hereof, Asiana has not increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any employment contract, salary continuation (or similar) contract or any contract to make or grant any severance or termination pay, or paid any bonus, in each case except for normal increases and payments for or to persons other than directors or senior officers of Asiana in the ordinary course of business consistent with past practice or except as required by applicable law.

         Section 3.14. Compliance with Applicable Laws. Except as described in the Consent Order, the business of Asiana is, and at all times been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Asiana, and (b) Asiana holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the business of Asiana, and is in compliance with the terms of the same except where the failure so to comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Asiana. No investigation by any Governmental Entity with respect to Asiana is pending or, to Asiana's knowledge, contemplated, other than (i) normal examinations conducted by a Bank Regulator in the regular course of the business of Asiana and (ii) investigations and examinations in connection with the Consent Order.

         Section 3.15. Litigation and Other Disputes. Except as disclosed on Disclosure Schedule Section 3.15, (a) there is no suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of Asiana, threatened (either in writing or verbally, formally or informally), against or affecting Asiana or any of its assets, nor is there (except for the Consent Order) any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Asiana the obligations under which have not heretofore been fully performed, in each case which, if determined adversely to Asiana, would be reasonably likely to have a Material Adverse Effect on Asiana; (b) Asiana has not accrued nor set aside any reserves relating to any suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of Asiana, threatened (either in writing or verbally, formally or informally), against or affecting Asiana or any of its assets; and (c) Asiana is not a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against Asiana which, if determined adversely to Asiana, would be reasonably likely to have a Material Adverse Effect on Asiana.

         Section 3.16. Administration of Fiduciary Accounts. Asiana has properly administered in all material respects all accounts for which it acts as a fiduciary (including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor) in accordance with the terms of the governing documents and applicable Law, including state and federal common law. To the knowledge of Asiana, neither Asiana nor any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Asiana, and the accounting for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         Section 3.17. Taxes.

                  (a) All material Returns required to be filed by or on behalf of the Group have been duly filed on a timely basis and such Returns are true, complete and correct. All material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, to Asiana's knowledge no other Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Closing Date. To Asiana's knowledge the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. The Group has timely filed a due and proper application for extension of time to file its Returns for 2002.

                  (b) The amount of the Group's liability for unpaid Taxes for all periods ending on or before December 31, 2002 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Asiana 2002 Financial Statements, and the amount of the Group's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Asiana 2002 Financial Statements, as adjusted for operations and transactions in the ordinary course of business since December 31, 2002 in accordance with past custom and practice. There are no contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of the Group, and there are no contracts, agreements, arrangements, commitments or undertakings with the IRS or any other Governmental Entity that have or are reasonably likely to have a material and adverse impact on the Group's Taxes that are not reflected in the Asiana 2002 Financial Statements.

                  (c) The Bank has been furnished by Asiana true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Group or on behalf of the Group relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Group for all periods ending on and after 1999. No member of the Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to the Bank.

                  (d) The Returns of the Group have never been audited by a Governmental Entity, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Group, and no member of the Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group. Each member of the Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (e) No member of the Group is (or has it ever been) a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other person under contract. No member of the Group is or has ever been a member of an affiliated group filing a consolidated federal income tax Return, except a group in which Asiana is the common parent, and no member of the Group has any liability for the Taxes of any individual or entity under
Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

                  (f) The Group has not agreed to make or is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method. The Group is not a "consenting corporation" within the meaning of
Section 341(f)(1) of the Code. The Group has not made and will not make a consent dividend election under Section 565 of the Code. The Group has not made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as "tax-exempt use property" within the meaning of Section 168 of the Code. None of the assets of the Group directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Asiana is not nor has it been a "United States real property holding corporation," within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and neither the Bank or Parent is required to withhold tax pursuant to the Merger by reason of Section 1445 of the Code. No member of the Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Group has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. No member of the Group has participated in an international boycott as defined in Code Section 999. No member of the Group has a "permanent establishment" in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. No member of the Group is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes. The Group is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No member of the Group has ever claimed to be an S corporation for federal income tax purposes. No indebtedness of the Group is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. The Group has not disposed of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code. All options of employees of the Group that have been treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code. Each member of the Group has made timely and valid tax identification of any and all hedge transactions, including the hedged assets and/or liabilities. Each member of the Group has made timely and valid tax identification of any securities held for sale in its capacity as a dealer in securities as defined in Section 475 of the Code.

                  (g) The Group has not received a tax opinion with respect to any transaction other than a transaction in the ordinary course of business. The Group is not (nor has it ever been) the direct or indirect beneficiary of a guaranty of Tax benefits or any other arrangement that has the same economic effect or tax opinion relating to it. The Group is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Group is not a party to a lease arrangement involving a defeasance of rent, interest or principal. The Group has not engaged in a "reportable transaction," within the meaning of Section 1.6011-4 of the Treasury Regulations as in effect on January 1, 2003, regardless of whether such transaction was in fact reported to the IRS or occurred prior to such date.

                  (h) The Group does not have any deferred income or gains reportable for Tax purposes in a Post-Closing Period ending after the Closing Date but that is attributable to a transaction occurring in, or resulting from a change in accounting method for a Pre-Closing Period.

                  (i) Entering into or completing the transactions contemplated by this Agreement shall not cause the Group to become subject to, or to become liable for the payment of, any Tax, or cause any of the Group's assets to be reassessed or revalued by any Governmental Entity

                  (j) The Group's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Asiana's Tax books and records provided to the Bank. To its knowledge, the Group has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations.

                  (k) The Group has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. To its knowledge, each related foreign person required to maintain records under Code Section 6038A with respect to transactions between the Group and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with the Group are either maintained in the United States, or the Group is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. The Group is not a party to any record maintenance agreement with the IRS with respect to Code Section 6038A. Each related foreign person that has engaged in transactions with the Group has authorized the Group to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the IRS to examine records or produce testimony related to any transaction with the Group, and each such authorization remains in full force and effect.

                  (l) All of Asiana's currently-outstanding financial positions that it has ever treated as indebtedness of Asiana for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than equity for such purposes.

         Section 3.18. Certain Agreements. Except as disclosed on Disclosure Schedule Section 3.18, Asiana is not party to (nor are any of its assets bound by) any oral or written contract, lease or other agreement of any name or nature, in effect as of the date hereof:

                  (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the FDIC or SEC if Asiana was subject to the periodic reporting requirements of the Exchange Act,

                  (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which will be calculated on the basis of the Merger or any portion or aspect thereof (including any so-called retention or similar bonuses),

                  (c) relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor (including data processing, software programming and licensing contracts),

                  (d) which, upon the consummation of the Merger, will result in any payment (whether of severance pay or otherwise) becoming due from Asiana or the Bank to any officer or employee of Asiana,

                  (e) relating to non-competition or secrecy,

                  (f) that materially restricts the conduct of any line of business by Asiana, or

                  (g) that was entered into in connection with the consummation of an acquisition of the stock or one or more branches of a depository institution pursuant to which Asiana is entitled to receive indemnification from any Person.

                  Asiana is not materially in default under, conflict with, violation of, nor has Asiana, to its knowledge, through any act or omission created a material right of termination under, cancellation of, acceleration of any obligation under, loss of material benefit under, or created any material lien, pledge, security interest or other encumbrance on its assets under any material contract, lease or other agreement described by any of the foregoing clauses (a) through (g), and to its knowledge, no other party to any such contract, lease or other agreement has committed (by act or omission) any such material default or violation of the same. Asiana has previously delivered to the Bank true and correct copies of all employment, consulting and deferred compensation agreements in effect as of the date hereof that are in writing to which Asiana is a party, and has delivered to the Bank complete and accurate summaries of all employment, consulting and deferred compensation agreements in effect as of the date hereof that are not in writing to which Asiana is a party. Except as disclosed on Disclosure Schedule
Section 3.18, Asiana is not a party to, and since December 31, 1999 has not been a party to (nor are any of its assets bound by), any oral or written contract, lease or other agreement of any name or nature with a Person who was, as of or within one year prior to the date of such agreement, a director, officer or Principal Shareholder of Asiana.

         Section 3.19. Employees and Employee Benefit Plans.

                  (a) Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all Benefit Plans in effect as of the date hereof that Asiana maintains or to which it contributes for the benefit of its employees. With respect to each such Benefit Plan, Asiana has delivered to the Bank an accurate and complete copy thereof (or, to the extent any Benefit Plan has not been reduced to writing, an accurate description thereof) and, to the extent applicable, an accurate and complete copy of each of (i) any related trust agreement, annuity contract or other funding instrument, (ii) the most recent determination letter with respect to the Benefit Plan and any summary plan description and other written communication by Asiana to the employees concerning the extent of the benefits provided under such Benefit Plan, and
(iii) Forms 5500 and attached schedules, audited financial statements, actuarial valuation reports and attorneys' responses to any auditor's request for information filed or prepared since December 31, 1999.

                  (b) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of the Code, ERISA and other applicable Laws. Each Benefit Plan which is intended to be qualified within the meaning of
Section 401(a), 401(k), 408, 409 or 4975(e)(7) of the Code is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. With respect to each Benefit Plan, no action, suit or claim (other than ordinary and usual claims for benefits) is pending or, to the knowledge of Asiana, threatened (either in writing or verbally, formally or informally), and no fact or circumstance exists which could give rise to any such action, suit or claim. No Person has engaged in any prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, or otherwise breached any fiduciary duty or failed to satisfy Section 412 of ERISA, which would subject Asiana or the Bank to any taxes, penalties or liabilities or obligations under Section 4975 of the Code or Part 4 or 5 of Title I (including Sections 409 and 502(i) and (l)) of ERISA. No event has occurred and no condition exists that would subject Asiana or the Bank to any tax, fine or penalty imposed by the Code, ERISA or other applicable Laws. To the knowledge of Asiana, each Benefit Plan may be amended or terminated in accordance with its terms, to the extent such terms provide for amendment or termination, without obligation or liability (other than (i) those obligations and liabilities for which specific and sufficient assets have been set aside in a trust or other funding vehicle or reserved for on the Asiana Interim Balance Sheet, and (ii) those obligations and liabilities reflected by the terms of the Benefit Plan documents). Asiana has made all payments and contributions due to each Benefit Plan.

                  (c) Asiana has no Benefit Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. No Asiana Benefit Plan which is a pension plan as described in Section 3(1) of ERISA has been terminated in a manner which has resulted or may result in any liability to the Pension Benefit Guaranty Corporation or any other Person. There exists no condition or set of circumstances which present a material risk of termination or partial termination of any Asiana Benefit Plan which could result in any liability on the part of Asiana or the Bank, and there is no existing or anticipated material liability under ERISA with respect to a Benefit Plan. Neither Asiana, nor any entity which may be or in the past may have been treated as a single employer with Asiana under Section 414 of the Code, contributes to, has ever contributed to or has ever had an obligation to contribute to, a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  (d) Each Asiana Benefit Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects. Asiana has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Section 501(c)(9) of the Code. There is no unfunded obligation under any Benefit Plan providing benefits after termination of employment to any employee of Asiana, and Asiana has made no other commitment to employees, former employees or their beneficiaries under which it is or would be obligated to provide any benefit or payment which is not adequately funded through a trust or other funding arrangement or reserved for on the Asiana Interim Balance Sheet. Asiana has no "accumulated post-retirement benefit obligation," as defined in FAS 106, in respect to post-retirement health and life benefits for employees. No Benefit Plan exists which could result in the payment to any employee of any money or other property or right, or accelerate or provide any other right or benefit, to any employee as a result of any transaction explicitly contemplated by this Agreement.

                  (e) With respect to the Asiana Benefit Plans, individually and in the aggregate, to the knowledge of Asiana, no event has occurred and there exists no condition or set of circumstances in connection with which Asiana could be subject to any liability that could reasonably be expected to have a Material Adverse Effect on Asiana (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable Law.

                  (f) There are no material disputes, employee grievances, or disciplinary actions pending or, to the knowledge of Asiana, threatened (either in writing or verbally, formally or informally) by or between any of Asiana's employees and Asiana. Asiana has complied in all material respects with all Laws relating to the employment of labor and has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceeding relating to Asiana's labor relations is pending or, to Asiana's knowledge, contemplated. To the knowledge of Asiana, Asiana has had no union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time.

         Section 3.20. Properties. Except as disclosed on Disclosure Schedule
Section 3.20, as of the date of this Agreement Asiana does not hold title to or a beneficial interest in any real property other than OREO. Disclosed on Disclosure Schedule Section 3.20 are the only real properties leased by, otherwise occupied by, or in the possession of Asiana, as of the date of this Agreement (excluding OREO and property occupied only as lender in possession, in each case provided that Asiana is conducting no business in such property). Except for assets disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, Asiana has good and valid title to all of the tangible personal property and assets which are used in and material to the operation of its business and which it owns or purports to own, including all material assets reflected as owned by Asiana on the Asiana Interim Balance Sheet, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease (in each case, as lessee), including all assets reflected as leased by Asiana on the Asiana Interim Balance Sheet, in each case free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as (a) are set forth on Disclosure Schedule Section 3.20 or are fully reserved against on the Asiana Interim Balance Sheet, (b) arise out of Taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Asiana. Asiana enjoys peaceful and undisturbed possession of the applicable leased asset under all leases of real or personal property under which it is operating or to which it is a party excepting only those properties noted on Disclosure Schedule Section 3.20 as subleased to third parties, as to which Asiana's sublessee enjoys peaceful and undisturbed possession. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by Asiana or, to the knowledge of Asiana, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Asiana. All items of real or personal property owned or used by Asiana and material to its business have been properly maintained and, to Asiana's knowledge, are in good operating order and repair.

         Section 3.21. Environmental. Asiana and all real property (including
OREO) in the possession of Asiana or over which Asiana exercises control are, and at all times while in the possession or control of Asiana each property at any time owned, possessed or controlled by Asiana has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for any violations of Law that, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Asiana. There has not occurred any release of Hazardous Material on, under or affecting any real property during the period of Asiana's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or during any prior period except for releases that, individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Asiana. To the knowledge of

Asiana, neither Asiana nor any property now or heretofore in its possession is or has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or notice before any Governmental Entity or other forum relating to an alleged violation (including by any predecessor) of any environmental Law or any Law relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Asiana.

         Section 3.22. Intellectual Property. Asiana owns, or possesses valid and binding licenses and other rights to use without payment (other than payments for software licenses incurred in the ordinary course of business), all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses, and Asiana has not received any challenge of the same by any Person or any notice of alleged conflict between the same and the rights of any other Person. Asiana has, in all material respects, performed all of its obligations under, is not materially in default under, and has not created any right of termination under, cancellation of, acceleration of any obligation under, or loss of a material benefit under, any contract, agreement, arrangement or commitment relating to any of the foregoing.

         Section 3.23. Capitalization. As of the date hereof, without giving effect to the transactions contemplated hereby or to the effect of the Consent Order, Asiana (a) is "well capitalized", as defined in applicable Federal regulations, and (b) meets all capital requirements, standards and ratios required by each Bank Regulator with jurisdiction over Asiana, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such Bank Regulator has indicated that it will condition any of the regulatory approvals upon an increase in Asiana's capital or compliance with any special capital requirement, standard or ratio.

         Section 3.24. CRA. Asiana was rated "Satisfactory" following its most recent Community Reinvestment Act examination by the FDIC. Asiana has not received any notice of and Asiana has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

         Section 3.25. Fairness Opinion. Asiana has received an opinion from Fox-Pitt, Kelton Inc., addressed to Asiana's Board of Directors, which opinion shall not have been withdrawn prior to the Closing, to the effect that as of the date of this Agreement the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Asiana Common Stock.

         Section 3.26. Tax Free Reorganization. As of the date hereof, Asiana has no reason to believe that the Merger will not qualify as a reorganization within the meaning of Section 368 of the Code.

         Section 3.27. Brokers. Asiana has not employed any broker, finder or similar Person in connection with the Merger, and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Merger or the transactions contemplated under this Agreement.

         Section 3.28. Hearing Notice, Information Statement and Registration Statement.

                  (a) The information relating to Asiana supplied by Asiana to Parent for inclusion in (i) the Hearing Notice, (ii) the Permit Application and
(iii) the Information Statement (each term as defined below) will not, at the time the such documents are mailed to the Commissioner and to shareholders of Asiana and at all times subsequent thereto (through and including the Effective
Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The information relating to Asiana supplied by Asiana to Parent for inclusion in the Registration Statement (as defined below) shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) The information relating to Asiana included in any proxy statement or information statement (other than those documents referred to in paragraphs (a) or (b) above) to be sent to shareholders of Asiana in connection with a meeting of Asiana's shareholders (if any) to consider the Merger (the "Asiana Shareholders Meeting") (such proxy statement or information statement, as amended or supplemented, is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Asiana shareholders, at the time of the Asiana Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Asiana Shareholders Meeting which has become false or misleading.

                  (d) If, at any time prior to the Effective Time, any event or information should be discovered by Asiana which should be set forth in an amendment to the Hearing Notice, Permit Application, Information Statement or Proxy Statement, Asiana shall promptly inform Parent. Notwithstanding the foregoing, Asiana makes no representation, warranty or covenant with respect to any information relating to Parent which is contained in any of the foregoing referenced documents.

         Section 3.29. Disclosure of All Material Matters. No statement of fact set forth in (a) this Agreement (including all information in the Disclosure Schedules and Exhibits hereto), (b) Asiana's Reports of Condition and Reports of Income previously filed with the FDIC or filed with the FDIC between the date hereof and the Closing Date (when the same are filed), or (c) Asiana's Monthly Financial Statements (when the same are delivered), including in each case the financial statements included therein and other exhibits thereto, is or will be false or misleading in any material respect; nor does or will this Agreement (including all information in the Disclosure Schedules and Exhibits hereto, taken as a whole) or the above-referenced items omit to state any material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                             OF THE BANK AND PARENT

         Each of the Bank and Parent represents and warrants as follows, except as specifically disclosed in the Disclosure Schedule:

         Section 4.1. Organization, Standing and Power.

                  (a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Bank has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Bank. Copies of the Articles of Association and By-Laws of the Bank, including all amendments thereto as of the date of this Agreement, have been delivered to Asiana and are complete and correct. The minute books of the Bank accurately reflect in all material respects all corporate actions held or taken by the Bank's shareholders and Board of Directors, including all committees of such Board of Directors.

                  (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Certificate of Incorporation and By-Laws of Parent, including all amendments thereto as of the date of this Agreement, have been made available publicly in Parent's periodic filings with the SEC pursuant to the Exchange Act. The minute books of Parent accurately reflect in all material respects all corporate actions held or taken by Parent's stockholders and Board of Directors, including all committees of such Board of Directors.

                  (c) Merger Sub will be, upon its formation and at Closing, a corporation duly organized, validly existing and in good standing under the laws of the State of California. Copies of the Articles of Incorporation and By-Laws of Merger Sub will be delivered to Asiana prior to Closing and will be complete and correct.

         Section 4.2. Authority and Related Matters.

                  (a) Each of the Bank and Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), and has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Merger) by all necessary corporate action on the part of their respective Boards of Directors. No vote of the holders of any class or series of Parent's securities is necessary to approve this Agreement or the consummation of the Merger. The vote of Parent, as sole shareholder of the Bank, in favor of the Merger will be obtained prior to Closing. This Agreement has been duly executed and delivered by the Bank and Parent and (assuming due authorization, execution and delivery by Asiana) constitutes the valid and binding obligation of each of the Bank and Parent, enforceable in accordance with its terms, subject only to laws regarding receivership, conservatorship, bankruptcy, insolvency, reorganization, moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

                  (b) Merger Sub will have at Closing all requisite corporate power and authority to consummate the transactions contemplated hereby (including the Merger) and will have duly authorized the consummation of such transactions (including the Merger) by all necessary corporate action on the part of Merger Sub's Board of Directors. The only vote of the holders of any class or series of Merger Sub's securities necessary to approve this Agreement or the consummation of the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock entitled to vote thereon approving the Merger, all of which will be held by the Bank at the Closing and voted in favor of the Merger by written consent.

         Section 4.3. Conflicts. The execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any conflict with or violation of any provision of the Articles of Association or By-laws of the Bank or the Certificate of Incorporation or By-laws of Parent. Subject only to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among the Bank Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit under any Law or under any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to the Bank or Parent, or any of their respective properties or assets, which violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit could reasonably be expected to have a Material Adverse Effect on the Bank.

         Section 4.4. Consents. Except as disclosed on Disclosure Schedule
Section 4.4 (collectively, the "Bank Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either the Bank or Parent, or the consummation of the Merger by either of them, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on the Bank or Parent or materially interfere with either of their ability to consummate the Merger.

         Section 4.5. SEC Documents; Parent Financial Statements.

                  (a) Parent has filed all reports, schedules, registration statements and proxy statements required to be filed by it with the SEC since December 31, 2001 pursuant to the Exchange Act. As of their respective filing dates, all SEC Documents filed by Parent since December 31, 2001 and all SEC Documents filed by Parent after the date hereof but before the Closing complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents are corrected, updated or superseded by a document subsequently filed with the SEC.

                  (b) The financial statements of Parent included in its Report on Form 10-K for the year ended December 31, 2002, including the notes thereto (the "Parent Financial Statements"), comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial position of Parent (consolidated with its subsidiaries then in existence) as of the dates indicated therein and the results of its operations and cash flows for the periods then ended. The Records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

         Section 4.6. Regulatory Filings and Agreements. Each of Parent and the Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with any Bank Regulator as to which a failure to file the same could reasonably be expected to have a Material Adverse Effect on Parent or Bank, including any such report or statement required to be filed pursuant to the Laws of the United States (including regulations of the OCC and the Federal Reserve Board), and has paid all fees and assessments due and payable in connection therewith. Except for that certain "Stipulation and Consent to the Issuance of a Consent Order dated as of February 20, 2002" entered into between the Bank and the OCC, and except for normal examinations conducted by a Bank Regulator in the regular course of the business of Parent and Bank, no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of Parent or Bank, has threatened to initiate any proceeding or investigation into the business or operations of Parent or Bank. Except for such "Stipulation and Consent", neither Parent or the Bank is a party to or subject to, and has not been a party to or subject to, any Regulatory Agreement with or from, and has not adopted any board resolutions at the request of, any Bank Regulator that restricts the conduct of either of their businesses or in any manner relates to either of their business or financial condition, including without limitation capital adequacy, credit policies, loan origination practices, Bank Secrecy Act compliance, or management. To the knowledge of Parent or Bank, no Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. There is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examination of Parent or the Bank.

         Section 4.7. Absence of Certain Changes or Events. Since December 31, 2002 (a) there has been no material adverse change in the business, property, assets (including loan and servicing portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income or condition (financial or otherwise) of Parent or Bank (other than as a result of changes in banking laws or regulations of general applicability or interpretation thereof), and (b) each of Parent and the Bank has carried on its business in the ordinary and usual course consistent with its past practices.

         Section 4.8. Hearing Notice and Information Statement; Registration Statement.

                  (a) The information relating to Parent or Bank included in (i) the Hearing Notice, (ii) the Permit Application and (iii) the Information Statement will not, at the time the Hearing Notice is mailed to shareholders of Asiana, at the time the Information Statement is mailed to shareholders of Asiana and at all times subsequent thereto (through and including the Effective
Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The information relating to Parent or Bank included in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) The information relating to Parent or the Bank supplied by either of them to Asiana for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Asiana shareholders, at the time of the Asiana Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

                  (d) Notwithstanding the foregoing, neither Parent or Bank makes any representation, warranty or covenant with respect to any information relating to Asiana which is contained in any of the foregoing referenced documents.

         Section 4.9. Tax Free Reorganization. As of the date hereof, Parent has no reason to believe that the Merger will not qualify as a reorganization within the meaning of Section 368 of the Code.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         Section 5.1. Discussions with Third Parties.

                  (a) Asiana (a) shall not, and shall instruct and cause each of its

Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and, (b) except as expressly permitted by Section 5.1(b), shall not, and shall instruct and cause each of its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any Person other than the Bank. Asiana shall notify the Bank promptly (and in any event within 24 hours) after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, Asiana or any of its Representatives, and shall disclose to the Bank the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions thereof and such other information as the Bank reasonably may request; provided, however, that if Asiana receives a Strategic Transaction Proposal and the foregoing disclosure of such Strategic Transaction Proposal to the Bank would violate a confidentiality agreement by which Asiana is bound, Asiana shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement. Asiana represents and warrants to the Bank that Asiana is not subject to any such confidentiality agreement.

                  (b) Notwithstanding Section 5.1(a), following receipt of a Qualifying Strategic Transaction Proposal, neither Asiana nor any of its Representatives shall be prohibited from (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to the Bank, provided the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 5.3(b) hereof, (b) making disclosure of the Qualifying Strategic Transaction Proposal to its shareholders, or (c) subject to the terms of Article 7 of this Agreement, terminating this Agreement. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which the Board of Directors shall have determined, after consultation with Asiana's counsel, that the action by Asiana contemplated under either clause (a), (b) or (c), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the Asiana Shareholders, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by Asiana to the effect that the financial terms of such Strategic Transaction Proposal are, from such shareholders' perspective, financially superior to the Per Share Merger Consideration.

                  (c) In the event that Asiana receives a Qualifying Strategic Transaction Proposal, it shall, within ten (10) Business Days of its receipt thereof, give notice to the Bank either (i) reaffirming Asiana's intent to proceed under this Agreement and to consummate the Merger, or (ii) terminating this Agreement pursuant to Section 7. If Asiana does not, within such ten (10) Business Day-period, either expressly reaffirm its intent to proceed under this Agreement or terminate this Agreement pursuant to Section 7, the Bank may at any time within thirty (30) days thereafter terminate this Agreement pursuant to
Section 7.

         Section 5.2. Shareholder Approval by Asiana.

                  (a) Because of the two-step structure involved in the Interim Merger and Merger, Asiana and Parent have not conclusively determined whether 12 USC Section 215a, which applies to the merger of a state bank with and into a national bank, applies to the approval by Asiana and its shareholders of the Interim Merger of Merger Sub with and into Asiana. Asiana and Parent will cooperate in communicating with the OCC to determine whether the requirements of 12 USC Section 215a (including mailing requirements, publication requirement, and procedure for dissenters' rights of appraisal) apply to the Interim Merger or Merger.

                  (b) Parent and Asiana shall jointly prepare the Proxy Statement and seek the approval of any governmental authority with jurisdiction over the Proxy Statement, including to the extent applicable the Commissioner in connection with the Hearing, the California Department of Financial Institutions and the SEC in connection with the Registration Statement. Following receipt of required approvals from the Commissioner and the California Department of Financial Institutions or an order of the SEC declaring the Registration Statement effective, and subject to any conditions of those approvals, Asiana shall promptly call the Asiana Shareholders Meeting for the purpose of approving this Agreement and the principal terms of the transactions that are the subject of this Agreement.

                  (c) Asiana will provide notice of the Asiana Shareholders Meeting and the Proxy Statement to its shareholders as required by the California Corporations Code, the California Financial Code and 12 USC Section 215a (which requires mailing by certified or registered mail), in each case as Asiana and Parent jointly determine to be applicable. Asiana will publish notice of the Asiana Shareholders Meeting as required by 12 USC Section 215a as Asiana and Parent jointly determine to be applicable.

                  (d) Following receipt of shareholder approval, Asiana and Parent shall provide to any shareholders who may be entitled to exercise dissenters' right of appraisal such notices if any to which they are entitled under laws jointly determined by Asiana and Parent to be applicable.

         Section 5.3. Access and Confidentiality.

                  (a) Access. Asiana shall make available to the Bank and Parent all information regarding itself that each of them reasonably may request, and shall authorize all commercially reasonable visits to its premises with such staff, consultants and experts as the Bank reasonably may request. Without limiting the generality of the foregoing, Asiana shall afford the Bank and Parent, and their accountants, counsel and other representatives, upon reasonable notice and subject to the confidentiality provisions below, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Asiana's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Asiana and its subsidiaries as the Bank or Parent may reasonably request. Asiana shall provide to the Bank and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. The Bank agrees to coordinate closely all of the foregoing activities with Asiana's

President or Chief Financial Officer and to conduct any such inquiries with appropriate discretion and sensitivity to Asiana's relationships with its employees, customers and suppliers.

                  (b) Current Information. During the period from the date of this Agreement to the Closing Date, Asiana will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of the Bank and to report the general status of its ongoing operations. Asiana will promptly notify the Bank of any material change in the normal course of its business or in the operation of its properties and of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it, and will keep the Bank fully informed of such events. Asiana will keep the Bank fully informed of the status of, and the action proposed to be taken with respect to, Classified Assets that, individually or in combination with one or more other loans to the same borrower thereunder, have an aggregate carry value of $50,000 or more. Asiana will provide to the Bank copies of the minutes (or consents in lieu of meeting) of its loan committee, its Board of Directors and all committees thereof promptly following each such meeting; provided, however, that Asiana may omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to (a) Asiana's compliance or non-compliance with the terms of this Agreement, or (b) any Strategic Transaction or Strategic Transaction Proposal other than the Merger.

                  (c) Tax Returns. Asiana shall provide Bank and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Asiana's and its Subsidiaries' Tax Returns and other records and workpapers relating to Taxes and shall provide the following information to Bank and its representatives promptly upon any request therefor: (i) a list of the types of Tax Returns being filed by Asiana and each of its Subsidiaries in each taxing jurisdiction, including the year of the commencement of the filing of each such type of Tax Return and all closed years with respect to each such type of Tax Return filed in each jurisdiction, (ii) a list of all material Tax elections filed in each jurisdiction by Asiana and each of its Subsidiaries, (iii) a schedule of any deferred intercompany gain with respect to transactions to which Asiana or any of its Subsidiaries has been a party, and (iv) receipts for any Taxes paid to foreign Tax Authorities.

                  (d) No Effect on Representations or Warranties. No information or knowledge obtained by the Bank or Parent in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (e) Mutual Confidentiality. Each Party acknowledges that certain of the information made available to it pursuant to this Section 5.3 and certain other information made available to it in connection with the Merger (including during due diligence investigation of the other Parties) may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of its Representatives, and subject to the other terms of this Agreement, that it (i) shall hold in confidence all such confidential information received by it (the "Confidential Information"), (ii) shall disclose such Confidential Information only to those of its Representatives having a need to know the same for purposes of evaluating, negotiating or implementing the Merger, and (iii) shall inform each Representative to whom Confidential

Information is disclosed that such information is confidential and direct such Representative not to disclose the same. Each Party shall remain responsible for any disclosure of Confidential Information by any of its Representatives. Each Party further agrees that, upon the request of another Party given following any termination of this Agreement, it and each of its Representatives either shall return to the requesting Party all Confidential Information received by it and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) information that a Party demonstrates was known to it on a non-confidential basis prior to receiving such information from another Party, (iii) information that a Party develops independently without relying on Confidential Information, and (iv) information that becomes available to a Party on a non-confidential basis from another source if the source was not known to or not reasonably believed by such Party to be subject to any prohibition against disclosing such information.

                  (f) Requests for Confidential Information. In the event that any Party or any of its Representatives (each, a "Receiving Party") is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information concerning another Party (the "Disclosing Party"), the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party
(i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to steps the Disclosing Party may take to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of Section 5.3(e). In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of Section 5.3(e), the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Confidential Information which is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment to the extent it is available. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

                  (g) Certain Exceptions. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the Parties are bound, the Parties acknowledge and agree that
(i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the Parties to the tax treatment and tax structure of the Merger (and any related transactions or arrangements), and (ii) each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each Party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing. The provisions of this Section 5.3(f) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

         Section 5.4. Prosecution of Regulatory Filings; Cooperation. The Parties shall cooperate with each other and use all commercially reasonable efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and each Party will keep the other apprised of the status of matters relating to completion of the Merger. In the event that the appearance of any officers, directors or employees, or counsel, of any Party is requested at any hearing before a Governmental Entity, the party whose representative is so requested to appear shall make commercially reasonable efforts to arrange for those appearances. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such Party to any Governmental Entity in connection with the Merger. Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Merger which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed. Asiana will cooperate with the Bank in identifying material contracts of Asiana that are scheduled for renewal between the date of this Agreement and the Effective Time to provide appropriate notice of non-renewal if the Bank informs Asiana that it does not intend to continue the contractual relationship following the Effective Time; provided, however, such notice of non-renewal shall not be given if, in the reasonable judgment of Asiana, the notice would impair the ability of Asiana to conduct its business in the event that this Agreement is terminated. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or to vest the Bank, through Merger Sub, with full title to all properties, assets, rights, approvals, immunities and franchises of Asiana. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Bank with full title to all properties, assets, rights, approvals, immunities and franchises of Asiana, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         Section 5.5. Advice of Changes. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in Article 6. From time to time prior to the Closing Date, each Party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this

Agreement, would have been required to be set forth or described in such Disclosure Schedules, or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby; provided, however, that no such supplement or amendment to the Disclosure Schedules shall have any effect for the purpose of determining the accuracy of any representation or warranty when made, for determining satisfaction of the conditions set forth in Article 6, or for determining the compliance by any Party with any other provision of this Agreement.

         Section 5.6. Interim and Annual Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending on or after March 31, 2003 and prior to the Closing Date (excepting the quarter ending December 31, 2003, if applicable), Asiana will deliver to the Bank its quarterly unaudited balance sheet, income statement and cash flow statement, prepared in accordance with GAAP. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of execution of this Agreement and prior to the Closing Date, provided that the Closing has not yet occurred and the Agreement has not theretofore been terminated, Asiana will deliver to the Bank its audited balance sheet, income statement and cash flow statement, prepared in accordance with GAAP. Following the date of execution of this Agreement, Asiana will deliver to the Bank monthly financial statements (the "Monthly Financial Statements") prepared in accordance with GAAP (excepting only by the absence of footnotes and other presentation items and subject to normal year-end adjustments) and otherwise in the form delivered to the members of Asiana's Board of Directors, no later than the time at which such financial statements are delivered to such Directors but in no event later than the twenty-first calendar day of the month immediately following the month to which such financial statements relate.

         Section 5.7. Conduct of Business. Asiana shall (a) conduct its business in the usual, regular and ordinary course of business consistent with the past practice (except as required by applicable Law or as required by this Agreement), (b) use all commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect),
(c) conduct relations with its employees only in the ordinary course of business and consistent with past practice (provided that Asiana may hire a new employee only with the Bank's consent), and (d) take no action which would adversely affect or delay the ability of Asiana to obtain any necessary approvals of any Governmental Entity required for the Merger or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement. Through the Effective Time, Asiana will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Bank may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Bank or Asiana, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period.

         Section 5.8. Certain Operating Covenants. Without the Bank's prior written consent, except as required to comply with other terms of this Agreement, Asiana shall not:

                  (a) declare or make any payment or distribution with respect to its capital stock or other securities, whether by way of payment of interest or principal, redemption, dividend or otherwise;

                  (b) (i) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them; (ii) grant or otherwise issue any options, warrants or other rights with respect thereto;
(iii) amend the terms of any rights with regard to the Asiana securities; or
(iv) split up, combine or reclassify any of its outstanding stock;

                  (c) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business, including any corporation, partnership, association or other business organization or division thereof;

                  (d) (i) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the applicable Party is a party or by which the applicable Party or any of its properties is bound, excepting only contracts, agreements and leases under which the aggregate annual payments by either party do not exceed $25,000, (ii) make any single capital expenditure exceeding $25,000 or any capital expenditures exceeding $50,000 in the aggregate, or (iii) relocate or terminate, or file any application to relocate or terminate, the operations of any of its banking offices;

                  (e) enter into any new line of business;

                  (f) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or RAP as concurred with by the applicable Party's independent auditors;

                  (g) commit any act or omission which constitutes a Violation of any Law, Regulatory Agreement or any material contract or license to which the applicable Party is a party or by which it or any of its properties is bound which Violation, individually or in the aggregate, has or reasonably could be expected to have a Material Adverse Effect on such Party;

                  (h) make any equity investment in any real estate or real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (i) sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (i) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice; and
(ii) sales of assets having a gross book value not in excess of $50,000 individually or $100,000 in the aggregate;

                  (j) (i) enter into any agreement with any labor union or association representing any employee, (ii) institute, amend or terminate any Benefit Plan, (iii) pay any pension or retirement allowance to any Person not required by an existing plan or agreement, (iv) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any officer or employee other than customary annual (or less frequent) increases in the wages or salaries of non-officer employees consistent with past practice or required of any written employment agreement previously furnished to Bank, which increases on an annualized basis do not increase the salary or wage of any individual employee by more than 5% and in the aggregate do not increase personnel costs for all non-officer employees by more than 2% over the levels in effect as of December 31, 2002, (v) increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees, or (vi) purchase, enter into a new lease for, or extend or renew any lease for, any automobile for any employee of Asiana;

                  (k) except for loans and commitments for loans that have been duly approved prior to the date hereof, make, amend or compromise any loan or advance (whether in cash or other property) to any officer, to any director, or to any holder of record or beneficial owner of 3% or more of the Asiana Common Stock, except advances made to employees in the usual, regular and ordinary course of business consistent with the past practice;

                  (l) (i) make, amend or renew, or enter into any commitment to make, amend or renew, any loan if, as a result of the disbursement of the proceeds of such loan, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to the applicable Party would exceed $100,000 with respect to unsecured loans, $500,000 with respect to loans secured by real estate, and $100,000 with respect to loans secured by property other than real estate, except that if the Bank does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within five Business Days of the Bank's receipt of Asiana's request for consent, then such the Bank shall be deemed to have granted its consent; or (ii) amend or renew, or enter into any commitment to amend or renew, any Criticized Asset with an unpaid balance (including accrued and unpaid interest) in excess of $250,000;

                  (m) incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case except in the usual, regular and ordinary course of business consistent with the past practice, it being understood and agreed that the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements shall be deemed to be in the ordinary course of business so long as the maturity of such indebtedness does not exceed (i) 24 months in the case of retail certificates of deposit in amounts of $100,000 or less, and (ii) 12 months in the case of all other such indebtedness;

                  (n) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, it being understood and agreed that investment portfolio transactions in the ordinary course of business and substantially consistent with past practice shall be deemed to constitute a material change in a Party's investment portfolio only if the number and/or nature of such transactions causes a material change in the makeup of the portfolio taken as a whole;

                  (o) make or change a material election in respect of Taxes, amend a Return, adopt or change any accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity or otherwise; or

                  (p) enter into any agreement or commitment to do any of the foregoing.

         Section 5.9. Conforming Accounting and Reserve Policies; Restructuring Matters. Notwithstanding that Asiana believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Asiana recognizes that Parent or Bank may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At the request of the Bank, Asiana agrees, immediately prior to or simultaneous with the Closing and after satisfaction or waiver of the conditions to Closing set forth herein, to establish and take such reserves and accruals as the Bank reasonably shall request to conform Asiana's allowance for credit losses, accrual, reserve and other accounting policies to the policies of the Bank, provided, however, that (a) Asiana shall not be required to take such actions prior to the time Bank agrees in writing that all of the conditions to its obligation to close as set forth in Section 6.3 have been satisfied or waived and each of the Governmental Approvals have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Entity, (ii) violate any law, rule or regulation applicable to Asiana, (iii) constitute, or be deemed to constitute, any breach, violation, modification or contradiction of any certification filed with any Governmental Entity prior to such date by Asiana or any officer or employee thereof and (c) such requested conforming adjustments shall not be taken into account in determining whether Asiana has experienced a Material Adverse Effect nor shall it constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

         Section 5.10. Covenants Regarding Employees, Directors and Officers.

                  (a) Employee Benefit Plans. The Bank agrees to provide the employees of Asiana (the "Asiana Employees") who remain employed after the Closing Date (collectively, the "Transferred Asiana Employees") with the types and levels of employee benefits ordinarily maintained by the Bank for similarly situated employees of the Bank. As soon as administratively practicable after the Effective Time, the Bank shall permit the Transferred Asiana Employees to participate in the Bank's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans, on the same terms and conditions as ordinarily applicable to comparable employees of the Bank (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving the Transferred Asiana Employees full credit for all "years of service," as that term is defined in

Section 411(a)(5) of the Code, with Asiana and its subsidiaries (to the extent Asiana gave effect) as if such service were with the Bank, for purposes of eligibility, vesting and calculation of benefits under vacation, severance and other plans, but not for benefit accrual for any other purpose.

                  (b) Continuation of Plans. Notwithstanding anything to the contrary contained herein, the Bank shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Asiana to the extent permitted by and in accordance with the terms of such plans and programs; provided, however, that the Bank shall continue to maintain Asiana plans (other than stock based or incentive plans) until Asiana Employees are permitted to participate in the Bank's plans in accordance with this Section 5.10(b). Nothing in this Agreement shall alter or limit the Bank's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Asiana Employees and their qualified beneficiaries in connection with the group health plan maintained by Asiana as of the Effective Time.

         Section 5.11. Tax-Free Reorganization.

                  (a) Prior to the Effective Time, each Party shall use its commercially reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and will not take any action that could cause the Merger not so to qualify. Parent shall not take, or cause any of its direct or indirect subsidiaries to take, any action after the Effective Time that could cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

                  (b) Following the Merger, Parent will comply with record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations with respect to the Merger.

         Section 5.12. Fairness Hearing and Permit; Registration Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Parent, with the cooperation of Asiana, shall prepare and file with the California Commissioner of Corporations (the "Commissioner") a (i) a notice to the shareholders of Asiana pursuant to, and meeting the requirements of
Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning a hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "Hearing"), (ii) an application for permit in connection with the Hearing (the "Permit Application") and (iii) an information statement to be mailed to shareholders of Asiana in connection with the transactions contemplated hereby (the "Information Statement"). As soon as permitted by the Commissioner, Asiana shall mail the Hearing Notice to all shareholders of Asiana entitled to receive such notice under California Law. Asiana and Parent will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information, and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, each Party shall promptly inform the other of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to shareholders of Asiana, such amendment or supplement. The Information Statement shall include the recommendation of the Board of Directors of Asiana in favor of this Agreement, the Short-Form Merger Agreement and the Merger and the conclusion of the Board of Directors of Asiana that the terms and conditions of the Merger are fair and reasonable to the shareholders of Asiana. Anything to the contrary contained herein notwithstanding, Asiana shall not include in the Information Statement any information with respect to the Parent, the Bank or their affiliates or associates, the form and content of which information shall not have been approved by Parent or the Bank prior to such inclusion.

                  (b) If the Commissioner informs Parent or Asiana of its determination not to (A) grant the Hearing, (B) permit the mailing of the Notice of Hearing or (C) issue the Permit, Parent, with the cooperation of Asiana, shall prepare and file with the SEC a registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC if the Permit is not issued (the "Registration Statement") and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each party will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or any other filing, each party shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Asiana, such amendment or supplement.

         Section 5.13. Nasdaq Listing. Parent agrees to use its commercially reasonable efforts to cause and maintain the authorization for listing on the Nasdaq National Market System of the shares of Parent Common Stock issuable in connection with the transactions contemplated by this Agreement.

         Section 5.14. Indemnification of Directors and Officers.

                  (a) For a period of six years following the Closing, the Bank shall indemnify, defend and hold harmless the present and former directors and officers of Asiana and persons who become any of the foregoing prior to the Effective Time (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that such settlement is effected with the written consent of the Bank, which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable Law and the terms of the Articles of Incorporation and By-Laws of Asiana, provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                  (b) The Bank may obtain so-called "tail insurance" with respect to Asiana's directors and officers liability insurance policy for a one-year period following the Effective Time so long as the premium therefor does not exceed $15,000.

         Section 5.15. Appointment to Board of Directors. Parent shall have Mr. Chong-Moon Lee appointed, effective upon completion of the Merger or as soon as reasonably practicable thereafter, as a director of Parent and Chairman of its Board of Directors to serve until the next following annual meeting of stockholders of Parent and until his successor is duly elected and qualified.

                                   ARTICLE 6
                              CONDITIONS TO CLOSING

         Section 6.1. Conditions to Obligations of all Parties. The obligations of Parent, Bank, Parent and Asiana to consummate the Merger (including the Interim Merger) are subject to the satisfaction of each of the following conditions:

                  (a) Approval By Shareholders. The Merger shall have been approved by the affirmative vote of the holders of a majority of all shares of Asiana Common Stock entitled to vote thereon.

                  (b) Regulatory Approvals. All necessary approvals of any Governmental Entity required for the consummation of the Merger (including the Asiana Governmental Approvals and the Bank Governmental Approvals) shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of the Bank, would so materially adversely affect the economic or business benefits to the Bank of the Merger so as to render inadvisable the consummation thereof (an "Unreasonable Condition"). The Parties agree that an Unreasonable Condition would exist if any Governmental Entity with authority over Parent, Bank or the Merger (i) imposes a requirement to its approval of the Merger that Parent or Bank enter into a consent order, cease and desist order or memorandum of understanding (or similar order or agreement) in connection with its approval of or non-objection to the Merger, or
(ii) indicates that it would likely impose such an order, memorandum or agreement on Parent or Bank following the Merger if consummated, in any case where the position of the Governmental Entity is due primarily to the fact that Asiana is subject to the Consent Order.

                  (c) No Pending or Threatened Claims. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened (either in writing or verbally, formally or informally) before any court or other Governmental Entity that presents a substantial risk of restraint or prohibition of the Merger, or the obtaining of material damages from Asiana or the Bank or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

         Section 6.2. Conditions to the Obligations of Parent and Bank. The obligations of Parent and Bank to consummate the Merger (including the Interim Merger) are further subject to the satisfaction of, or their written waiver of, each of the following conditions:

                  (a) Accuracy of Representations and Warranties; Compliance With Covenants. Asiana's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made, and Asiana shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles 2 and 5 and elsewhere in this Agreement.

                  (b) Bringdown of Representations and Warranties. Asiana's representations and warranties contained in this Agreement remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

                  (c) Dissenting Asiana Shares. The aggregate number of shares of Asiana Common Stock owned by Persons who have made a demand for purchase under Section 1301 of the California Corporation Code shall constitute less than 9.9% of all shares of Asiana Common Stock outstanding as of the date of the meeting of the Asiana Shareholders called for the purpose of voting on the Merger.

                  (d) Unsatisfactory Regulatory Review. With the exception of matters specifically set forth in the Consent Order and not yet remedied, Asiana shall not have received between the date of this Agreement and the Closing an "unsatisfactory" rating in any supervisory, CRA or compliance exam conducted by any Governmental Entity.

                  (e) Third Party Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent, approval or waiver shall be required in order to permit the consummation of the Merger or the preservation of the contractual rights of Asiana with respect to its business shall have been obtained except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits to the Bank of the Merger contemplated by this

Agreement, so as to render inadvisable the consummation of the Merger in the reasonable judgment of the Bank.

                  (f) Receipt of Officers' Certificates. Asiana shall have delivered to the Bank (a) a certificate, executed by the President and Chief Financial Officer of Asiana and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to Asiana only) and Section 6.2 (with the exception of the conditions specified in Sections 6.2(i) and 6.2(j)), including a certification that each representation or warranty of Asiana contained in Article 3 is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date, and (b) a certificate, executed by the Chief Financial Officer of Asiana and dated as of a date not more than three
(3) Business Days prior to the Closing Date certifying to the accuracy of
Section 3.11(a) of this Agreement as of the date of such certificate.

                  (g) Noncompetition and Nonsolicitation Agreement. Each director of Asiana that is not an employee of Asiana shall have executed and delivered to the Bank a "Noncompetition and Nonsolicitation Agreement" substantially in the form attached hereto as Exhibit 6.2(g).

                  (h) Estimate of Closing Costs and Closing Expenses. Asiana shall have delivered a schedule (the "Closing Schedule") to Parent no later than five (5) Business Days prior to the Closing Date containing its estimate of the aggregate Closing Costs and Closing Expenses as of the Closing Date, including a detailed itemization and description of each individual item in excess of $5,000. Such schedule shall be a reasonable estimate of the Closing Costs and Closing Expenses as of the Closing Date, and shall be materially consistent with the internal estimates and information available to Asiana's management.

                  (i) Documents and Instruments In Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to the Bank and its counsel, and the Bank and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (j) Legal Opinion. Parent shall have received a legal opinion from Bingham McCutchen LLP, counsel to Asiana, covering the matters described in
Exhibit 6.2(j) and in form and substance reasonably acceptable to Parent and its counsel.

                  (k) Affiliate Agreement. Parent shall have received from each of the directors and executive officers of Asiana on the date hereof who own shares of Asiana Common Stock on the date hereof an executed form of Affiliate Agreement in the form attached hereto as Exhibit C.

                  (l) FIRPTA Certification. Asiana shall have furnished to the Bank certification in the form required by Treasury Regulation Section 1.1445-2(c)(3) that the stock of Asiana is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, Asiana shall have provided to the Bank, as agent for Asiana, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for the Bank to deliver such notice form to the IRS on behalf of Asiana upon the Closing of the Merger.

         Section 6.3. Conditions to the Obligations of Asiana. The obligations of Asiana to consummate the Merger (including the Interim Merger) are further subject to the satisfaction of, or Asiana's written waiver of, each of the following conditions:

                  (a) Accuracy of Representations and Warranties; Compliance With Covenants. The Bank's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made, and the Bank shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles 2 and 5 and elsewhere in this Agreement.

                  (b) Bringdown of Representations and Warranties. The Bank's representations and warranties contained in this Agreement remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

                  (c) Receipt of Officers' Certificate. Asiana shall have received from the Bank a certificate, executed by the President and Chief Financial Officer of the Bank and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to the Bank only) and Section 6.3 (with the exception of the conditions specified in
Section 6.3(d)), including a certification that each representation or warranty of the Bank contained in Article 4 is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

                  (d) Documents and Instruments In Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to Asiana and its counsel, and Asiana and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (e) Registration of Shares of Exemption from Registration. The offer and sale of Parent Common Stock pursuant to this Agreement shall have been registered with the SEC under the Securities Act, or the offer and sale of the Parent Common Stock pursuant to this Agreement shall be exempt from registration under Section 3(a)(10) of the Securities Act.

                                   ARTICLE 7
                          TERMINATION; TERMINATION FEE

         This Agreement may be terminated, and the Merger abandoned, prior to the Closing by the following means and with the following effects:

         Section 7.1. By Mutual Agreement. The Bank, Parent and Asiana may terminate this Agreement by mutual written consent at any time.

         Section 7.2. Regulatory Impediment. Any of the Bank, Parent or Asiana may unilaterally terminate this Agreement at any time prior to the Closing if
(a) a Bank Regulator shall have made a final determination denying an application of such Party the granting of which is essential to the consummation of the Merger, or (b) the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction affecting such Party.

         Section 7.3. By the Bank and Parent. The Bank and Parent may unilaterally terminate this Agreement:

                  (a) if Asiana has breached any representation or warranty contained in this Agreement, or has failed to perform, satisfy or comply with in any material respect any of its agreements and covenants contained in this Agreement (other than as described in Section 7.3(b)), such termination to take effect fifteen (15) Business Days following notice to Asiana identifying such breach if such breach has not been cured prior to the expiration of such period (it being understood that no cure period shall be required for a breach which by its nature cannot be cured), in which case the Bank and Parent shall be entitled to receive from Asiana their respective Expenses;

                  (b) upon notice to Asiana if (a) Asiana has not reaffirmed its intent to proceed with the Merger pursuant to Section 5.1(c) following its receipt of a Qualifying Strategic Transaction Proposal, or (b) its Board of Directors fails to give its Recommendation of Approval to the holders of the Asiana Common Stock or withdraws its Recommendation of Approval prior to the affirmative vote of such shareholders, whether or not such failure or withdrawal is permitted under Section 5.2, provided that in the case of a termination under this Section 7.3(b), the Bank shall be entitled to receive from Asiana the Termination Fee, which shall be the Bank's sole and exclusive remedy against Asiana at law or in equity;

                  (c) upon notice to Asiana if any of the conditions to the obligations of the Parent or Bank contained in Section 6.2 has not been satisfied as of the Closing Date; or

                  (d) upon notice to Asiana at any time after 12:00 noon (Pacific time) on December 31, 2003, if the Closing shall not have occurred prior to such date and time, unless such failure results primarily from the Bank breaching any of its representations, warranties, covenants or agreements contained in this Agreement, provided, that if the basis for such termination is Asiana's acceptance of an Acquisition Proposal, the Bank shall be entitled to receive from Asiana the Termination Fee, which shall be the Bank's sole and exclusive remedy against Asiana at law or in equity.

         Section 7.4. By Asiana. Asiana may unilaterally terminate this
Agreement:

                  (a) if the Bank or Parent has breached any of their respective representations or warranties contained in this Agreement, or has failed to perform, satisfy or comply with in any material respect any of their respective agreements and covenants contained in this Agreement, such termination to take effect fifteen (15) Business Days following notice to the Bank or Parent identifying such breach if such breach has not been cured prior to the expiration of such period (it being understood that no cure period shall be required for a breach which by its nature cannot be cured), in which case Asiana shall be entitled to receive from the Bank its Expenses;

                  (b) upon notice to the Bank if Asiana receives a Qualifying Strategic Transaction Proposal; provided, however, that a condition to the effectiveness of any termination pursuant to this Section 7.4(b) is the payment of the Termination Fee to the Bank by Asiana;

                  (c) upon notice to the Bank if any of the conditions to the obligations of Asiana contained in Section 6.3 has not been satisfied as of the Closing Date; or

                  (d) upon notice to the Bank after 12:00 noon (Pacific time) on December 31, 2003, if the Closing shall not have occurred prior to such date and time, unless the failure results primarily from Asiana breaching any of its representations, warranties, covenants or agreements contained in this Agreement; provided, however, that if the basis for such termination is Asiana's acceptance of an Acquisition Proposal, a condition to the effectiveness of such termination is Asiana's payment of the Termination Fee.

         Section 7.5. Termination Fee. The "Termination Fee" means Five Hundred Thousand Dollars ($500,000) plus the Bank's and Parent's Expenses, in same day funds.

         Section 7.6. Effect of Termination; Remedies.

                  (a) General. In the event this Agreement is terminated pursuant to this Article 7, this Agreement shall become void and of no effect and neither Party shall have any liabilities or other obligations whatsoever hereunder, except that (a) the provisions of Section 5.3 relating to Confidential Information, Article 7 and Section 8.2 shall survive such termination, and (b) notwithstanding anything else to the contrary contained herein, neither Party shall be relieved of or released from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination.

                  (b) Remedies Cumulative Generally. Except as expressly stated, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

                                   ARTICLE 8
                                  MISCELLANEOUS

         Section 8.1. Rules of Construction. The following rules of construction shall apply to the interpretation of this Agreement:

                  (a) Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is material in relation to the condition

(financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its subsidiaries taken as a whole.

                  (b) Disclosure of any matter in the Disclosure Schedule hereto shall not be deemed to imply that such matter is or is not material, unless specifically indicated as material, and shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

                  (c) Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

                  (d) All references to Sections, Articles and sections of the Disclosure Schedule shall, unless another agreement is expressly referenced, mean the applicable sections or articles of, or section of the Disclosure Schedule to, this Agreement.

                  (e) The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

                  (f) The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or
Article in which they are used.

                  (g) The phrase "to the knowledge" of a Party (and phrases of similar import) shall mean, except as otherwise indicated, to the actual knowledge, after reasonable inquiry, of the executive officers of the Bank and Asiana, as applicable.

                  (h) This Agreement is the joint product of the Bank and Asiana, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties, and shall not be construed for or against any Party.

         Section 8.2. Publicity. Promptly following the execution and delivery of this Agreement, Asiana and the Bank shall issue a joint press release in a form mutually to be agreed upon. In addition, Parent shall be permitted to make such disclosure of this Agreement and the progress of completion of the Merger as required to be disclosed by it under the rules and regulations of the SEC and otherwise under the Exchange Act. Asiana and the Bank shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that either the Bank or Asiana determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of, or reference to, this Agreement, the Merger or the Bank is required by law, such Party shall first notify the other of the potential disclosure, afford the other Party a reasonable opportunity to review and comment on the proposed disclosure, and obtain the other Party's approval of such disclosure, which approval shall not be withheld or delayed in any manner that is unreasonable under the circumstances.

         Section 8.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:

         If to the Bank or Parent, to it at:   If to Asiana, to it at:

         3701 Wilshire Blvd.                   Asiana Bank
         Suite 400                             1082 East El Camino Real
         Los Angeles, CA 90010                 Sunnyvale, CA 94087
         Attention: Benjamin B. Hong           Attention: Mr. Seong-Hoon Hong
         Telecopy No.:  213-235-3257           Telecopy No.: 408-345-1747


         with a copy to:                       with copies to:

         Morrison & Foerster LLP               Bingham McCutchen, LLP
         555 West Fifth Street, Suite 3500     3 Embarcadero Center
         Los Angeles, CA 90013-1024            San Francisco, CA 94111
         Attention: Allen Z. Sussman, Esq.     Attention: James M. Rockett, Esq.
         Telecopy No.:  213-892-5454           Telecopy No.: 415-393-2286

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         Section 8.4. Entire Agreement. This Agreement constitutes the entire agreement among the Parties and, supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof.

         Section 8.5. Benefits; Binding Effect; Assignment and Designation. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party. Notwithstanding any assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

         Section 8.6. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

         Section 8.7. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         Section 8.8. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion such provision shall be modified to the minimum extent necessary to render such provision enforceable.

         Section 8.9. Counterparts. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

         Section 8.10. Applicable Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE INTERNAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

         Section 8.11. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.


                          [SIGNATURE PAGE IS NEXT PAGE]

         IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

         NARA BANCORP, INC.

         By:
            -------------------------------------------

         Name:
              -----------------------------------------
         Title:   President and Chief Executive Officer


         NARA BANK, N.A.

         By:
            -------------------------------------------

         Name:
              -----------------------------------------
         Title:   President and Chief Executive Officer


         ASIANA BANK

         By:
            -------------------------------------------

         Name:
              -----------------------------------------
         Title:   President and Chief Executive Officer

                                 EXHIBIT 6.2(g)

                                     FORM OF
                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

                                 EXHIBIT 6.2(j)

                            MATTERS TO BE COVERED IN
                     LEGAL OPINION OF BINGHAM MCCUTCHEN LLP

1. Asiana is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on a commercial banking business.

2. Asiana has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Merger Agreement.

3. The Merger Agreement has been duly authorized, executed and delivered by Asiana. The Merger Agreement constitutes the valid and binding obligation of Asiana enforceable against it in accordance with its terms, subject to customary assumptions, qualifications and exceptions.

4. The authorized capital stock of Asiana consists of 20,000,000 shares, no par value per share, of Common Stock, of which to the knowledge of such counsel 958,108 shares are issued and outstanding; and 20,000,000 shares of Preferred Stock, none of which to the knowledge of such counsel are issued or outstanding. To our knowledge, except as set forth in the Merger Agreement, there are no presently outstanding options, warrants or other securities of Asiana which contain or create the right to purchase any unissued shares of capital stock of Asiana.

5. The execution, delivery and performance of the Merger Agreement by Asiana or Bancshares will not (i) violate Asiana's charter or bylaws,
         (ii) violate, breach or result in a default under any existing obligation of Asiana known to such counsel, (iii) breach or otherwise violate any existing obligation of Asiana under any order, judgment or decree of any court or governmental entity binding on Asiana and known to such counsel, or (iv) based on factual information known to such counsel, result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of Asiana, except, with respect to (ii), (iii) and (iv) above, for breaches, violations, defaults, liens, charges, claims or encumbrances that would not reasonably be expected to have a material adverse effect on the assets, business, operations, earnings, properties or condition of Asiana; and

6. To our knowledge and except as disclosed in the Merger Agreement, there is no litigation or proceeding pending (a) against Asiana which, if determined adversely to Asiana, would be reasonably likely to have a Material Adverse Effect on Asiana, or (b) against Asiana or any of its principal shareholders which, if determined adversely to Asiana or such shareholders, is likely to materially and adversely affect the ability of Asiana or such shareholders to perform their respective obligations under the Merger Agreement or which seeks to prevent the consummation of any of the transactions contemplated by the Merger Agreement.

                         DISCLOSURE SCHEDULE SECTION 4.4

                                    CONSENTS
                       (NARA BANK GOVERNMENTAL APPROVALS)


1        FORMATION OF MERGER SUB

         Approval of OCC may be required to establish Merger Sub as an operating subsidiary of Nara Bank.

2.       INTERIM MERGER

         a. FDIC: Prior notice to and approval of the FDIC under the Bank Merger Act may be required to effect the Interim Merger.

         b. CDFI: Prior notice to and approval of the California Commissioner of Financial Institutions may be required to effect the Interim Merger.

         c. FEDERAL RESERVE: Prior notice to, and approval or waiver of, the Board of Governors of the Federal Reserve System may be required to effect the Interim Merger (since Nara Bank will be the parent of Asiana for a short time).

3.       MERGER OF ASIANA BANK INTO NARA BANK

         a. OCC: The merger of Asiana into Nara Bank requires the approval of the OCC under the BMA.

         b. CDFI: Upon consummation of the merger of Asiana into Nara Bank, Asiana's certificate of authority to conduct business is required to be surrendered to the CDFI.